Exhibit 10.21

THE SYMBOL “[***]” DENOTES PLACES WHERE CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL, AND (ii) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED

Execution Version

SERIES F PREFERRED SHARE PURCHASE AGREEMENT

THIS SERIES F PREFERRED SHARE PURCHASE AGREEMENT (this “Agreement”) is made as of June 8, 2020 by and among:

(1) 17 Education & Technology Group Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”);

(2) Sunny Education (HK) Limited, a company incorporated under the laws of Hong Kong (the “HK Subsidiary”);

(3) Shanghai Yiqi Zuoye Information Technology Co., Ltd. (上海一起作业信息科技有限公司), a company incorporated under the laws of the People’s Republic of China (the “PRC”; such company, the “Shanghai WFOE”);

(4) Beijing Yiqi Education & Technology Co., Ltd. (北京一起教育科技有限责任公司), a company incorporated under the laws of the People’s Republic of China (the “Beijing WFOE”, together with the Shanghai WFOE, the “WFOEs” and each a “WFOE”);

(5) Shanghai Hexu Information Technology Co., Ltd. (上海合煦信息科技有限公司), a company incorporated under the laws of the PRC (the “Shanghai Operation Co. 1”);

(6) Beijing Jin Wen Lang Science Technology Co., Ltd. (北京金闻朗科技有限公司), a company incorporated under the laws of the PRC (the “Beijing Operation Co. 1”);

(7) Beijing Yiqi Science Technology Co., Ltd. (北京一起科技有限公司), a company incorporated under the laws of the PRC (the “Beijing Operation Co. 2”);

(8) Beijing Haidian District Yiqi Education Training School (北京市海淀区一起教育培训学校), a private non-enterprise institution established under the laws of the PRC (the “Beijing School”);

(9) Beijing Yiqi Education Information Consultation Co., Ltd. (北京一起教育信息咨询有限责任公司), a company incorporated under the laws of the PRC (the “Beijing Operation Co. 3”);

(10) Shang Li Qi Di Education Technology (Tianjin) Co., Ltd. (尚立启迪教育科技（天津）有限公司), a company incorporated under the laws of the PRC (the “Tianjin Operation Co.”);

(11) Qi Mai Information Technology (Shanghai) Co., Ltd. (启劢信息科技（上海）有限公司), a company incorporated under the laws of the PRC (the “Shanghai Operation Co. 2”, together with the Shanghai Operation Co. 1, the Beijing Operation Co. 1, the Beijing Operation Co. 2, the Beijing School, the Beijing Operation Co. 3 and the Tianjin Operation Co., collectively the “Operation Companies”, and each, an “Operation Company”)

(12) Each of the persons listed in Schedule A (collectively, the “Management”); and

(13) CL Lion Investment III Limited, a company incorporated under the laws of the British Virgin Islands (the “Series F Investor” or “CPE”).

Each of the forgoing parties is referred to herein individually as a “Party” and collectively as the “Parties”. For purposes of this Agreement, the Company, the HK Subsidiary, the WFOEs, the Operation Companies and any other entity, directly or indirectly, controlled by any of the foregoing or whose financial statements are consolidated with those of the Company, shall be hereinafter collectively referred to as the “Group Companies” and each, a “Group Company”. The Group Companies incorporated under the laws of the PRC shall be hereinafter collectively referred to as the “PRC Companies”, and each, a “PRC Company”.

The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements, and “direct or indirect” has the correlative meaning.

“Include”, “including”, “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

References to “law” shall include all applicable laws, regulations, rules and orders of any governmental authority, any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

References to “governmental authority” shall include any government or political subdivision thereof; any department, agency or instrumentality of any government or political subdivision thereof, including any entity or enterprise owned or controlled by a government; any public international organization; any court or arbitral tribunal; and the governing body of any securities exchange or other self-regulating organization.

RECITALS

WHEREAS, the Company desires to issue, allot and sell to the Series F Investor and the Series F Investor desires to purchase from the Company certain Series F Shares (as defined below) on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

SECTION 1

ISSUANCE OF SERIES F SHARES

1.1 Issuance of Series F Shares. Subject to the terms and conditions hereof and in consideration of the Purchase Price set forth below, the Company hereby agrees to issue, allot and sell to the Series F Investor, and the Series F Investor hereby agrees to purchase from the Company, such number of Series F preferred shares, at a par value of US$0.0001 each, of the Company (the “Series F Shares”) as set forth opposite its name in Schedule B-1 at a price of US$3.6159 per share, amounting to an aggregate purchase price of US$120,000,002 (the “Purchase Price”). The Series F Shares to be purchased and sold pursuant to this Agreement shall be hereinafter referred to as the “Purchased Shares”, and the ordinary shares, at a par value of US$0.0001 each, of the Company (the “Ordinary Shares”) issuable upon conversion of the Purchased Shares will be collectively hereinafter referred to as the “Conversion Shares”. The Company’s shareholding structure immediately before and after the Closing shall be as set forth in the Company’s capitalization table attached hereto as Schedule B-2 and Schedule B-3, respectively.

SECTION 2

CLOSING

2.1 Closing of Issuance of Purchased Shares. The closing of the purchase and sale of the relevant Purchased Shares hereunder (the “Closing”) shall take place remotely via the exchange of documents and signatures on a date that is no later than fifteen (15) Business Days after the satisfaction or otherwise waiver of all of the conditions as set forth in Section 6 (except for the conditions that will be satisfied at the Closing and the conditions set forth in Section 6.2(j) which shall be satisfied no later than three (3) days prior to the Closing), or at such other time and place as mutually agreed by the Parties (the date of the Closing, the “Closing Date”). For the purpose of this Agreement, “Business Day” means any day, other than a Saturday, Sunday, or a public holiday in Beijing, Hong Kong or the Cayman Islands.

2.2 Deliveries by Company. At the Closing, in addition to any item the delivery of which is made an express closing condition pursuant to Section 6 hereof, the Company shall deliver to the Series F Investor a share certificate or share certificates representing the number of the Purchased Shares, registered in the name of the Series F Investor against its payment to the Company of the Purchase Price.

2.3 Deliveries by Series F Investor. At the Closing, the Series F Investor shall pay to the Company the Purchase Price for the Purchased Shares by issuing irrevocable wiring instructions (a copy of which shall be provided to the Company) for the wire transfer payment of the Purchase Price to the following bank account of the Company:

Bank: [***]

Account Name: [***]

Account No.: [***]

SWIFT: [***]

SECTION 3

REPRESENTATIONS AND WARRANTIES OF SERIES F INVESTOR

The Series F Investor hereby represents and warrants to the Management and each Group Company that, each of the representations and warranties set forth in this Section 3 is true, complete, accurate and not misleading as of the date of this Agreement and as of the Closing Date, with the same effect as though made at and as of such date, or as of another date if any representation or warranty is made with respect to such other date:

3.1 Due Organization. The Series F Investor is duly incorporated, organized, validly existing and in good standing (or equivalent status in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation.

3.2 Authorization. The Series F Investor has all requisite power, authority and capacity to enter into this Agreement, the Fifth Amended and Restated Shareholders Agreement in the form attached hereto as Exhibit A (the “Shareholders Agreement”), and any other agreements or documents to which it is a party or signatory and the execution of which is contemplated hereunder (the “Ancillary Agreements”), and to perform its obligations under this Agreement, the Shareholders Agreement and the Ancillary Agreements. This Agreement has been, and the Shareholders Agreement and each Ancillary Agreement will be, duly authorized, executed and delivered by the Series F Investor. This Agreement, the Shareholders Agreement and the Ancillary Agreements, when executed and delivered by the Series F Investor, will constitute valid and legally binding obligations of the Series F Investor, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.3 No Conflict. The execution, delivery and performance of this Agreement, the Shareholders Agreement and any Ancillary Agreement by the Series F Investor will not:

(a) violate any provision of the memorandum and articles of association (or other constitutional documents) of the Series F Investor;

(b) require the approval of any governmental authority;

(c) conflict with or result in any breach or violation of any of the terms and conditions of, or constitute (or with notice or lapse of time or both constitute) a default under, any applicable laws or any contract, agreement or other documents which the Series F Investor is a party or by or to which the Series F Investor is bound or subject.

3.4 Purchase for Own Account. The Series F Investor represents that it is acquiring the Purchased Shares solely for investment for its own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Series F Investor has no present intention of selling, granting any participation in, or otherwise distributing the same.

3.5 Accredited Investor. The Series F Investor represents that (a) it is purchasing the Purchased Shares and the Conversion Shares in a transaction exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”), and (b) it is an “accredited investor” within the meaning of Securities and Exchange Commission (“SEC”) Rule 501 of Regulation D, as presently in effect.

3.6 Restrictions on Transfer. The Series F Investor understands that the Purchased Shares are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, the Series F Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act. The Series F Investor understands that the Purchased Shares have not been and will not be registered under the Securities Act and have not been and will not be registered or qualified in any state in which they are offered, and thus the Series F Investor will not be able to resell or otherwise transfer its Purchased Shares unless they are registered under the Securities Act and registered or qualified under applicable state securities laws, or an exemption from such registration or qualification is available.

3.7 No Public Market. The Series F Investor understands that no public market now exists for the Purchased Shares.

SECTION 4

REPRESENTATIONS AND WARRANTIES OF WARRANTORS

Each of (i) the Group Companies and (ii) the Management, but solely with respect to the “Management Representations” which are Sections 4.1, 4.2, 4.3(b), 4.4, 4.5, 4.6, 4.7, 4.20, 4.28 and, solely with respect to the representations and warranties relating to the Management, Sections 4.12(e), 4.12(f), 4.18, 4.19, 4.21, and 4.23 (together, the “Warrantors” and each, a “Warrantor”) hereby, jointly and severally, represents and warrants to the Series F Investor that, subject to the disclosures set forth in the Disclosure Schedule (the “Disclosure Schedule”) attached to this Agreement as Schedule C (which shall be deemed to be representations and warranties of the Warrantors, provided that the Warrantors will not be liable to the Series F Investor in respect of the representations and warranties hereunder to the extent exceptions are fairly disclosed in the Disclosure Schedule with reasonable details) and as otherwise expressly provided in the Transaction Documents (as defined below), each of the representations and warranties set forth in this Section 4 is true, complete, accurate and not misleading as of the date of this Agreement and as of the Closing Date, with the same effect as though made at and as of such date, or as of another date if any representation or warranty is made with respect to such other date (any reference to a party’s “knowledge” hereunder shall mean such party’s knowledge on the basis that due and diligent inquiries of officers and directors should have been made of such party reasonably believed to have knowledge of the matter in question; and “Material Adverse Effect” shall mean a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, or long term results of operations of the Group Companies, taken as a whole), or on the transactions contemplated under the Transaction Documents:

4.1 Organization, Good Standing and Qualification. Each Group Company is duly organized, validly existing and in good standing under the laws of their jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each Group Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect on its business or properties.

4.2 Capitalization. Except as set forth under Sections 4.2(a) to 4.2(c) of the Disclosure Schedule and subject to the share repurchases as specified under Schedule 5.10(a), immediately prior to the Closing, the authorized share capital of the Company consists of the following:

(a) Ordinary Shares. A total of 509,631,372 authorized Ordinary Shares, of which [***] are issued to Don Xiangdong CAI, 50,132,536 are issued to Fluency Holding Ltd., 3,232,434 are issued to Shield Investment Holding Ltd., 2,831,179 are issued to Shunwei Ventures II Limited and [***] are issued to China Renaissance Corporation.

(b) Preferred Shares. A total of 290,368,628 authorized preferred shares, including (i) 78,824,567 series E preferred shares of a par value of US$0.0001 each (the “Series E Shares”), all of which are issued and outstanding, (ii) 50,193,243 series D preferred shares of a par value of US$0.0001 each (the “Series D Shares”), all of which are issued and outstanding, (iii) 50,195,203 series C preferred shares of a par value of US$0.0001 each (the “Series C Shares”), all of which are issued and outstanding, (iv) 54,083,288 series B+ Shares of a par value of US$0.0001 each (the “Series B+ Shares”), all of which are issued and outstanding, (v) 34,815,112 series B preferred shares of a par value of US$0.0001 each (the “Series B Shares”), 34,544,762 of which are issued and outstanding, and (vi) 22,257,215 series A preferred shares of a par value of US$0.0001 each (the “Series A Shares”, together with the Series E Shares, the Series D Shares, the Series C Shares, the Series B+ Shares and the Series B Shares, collectively the “Existing Preferred Shares” and each, an “Existing Preferred Share”), 17,085,275 of which are issued and outstanding. The rights and preferences of each series of the Existing Preferred Shares are set forth in the Fifth Amended and Restated Memorandum and Articles of Association of the Company which was adopted on January 12, 2018 (the “Existing Articles”). Each of the Existing Preferred Shares is convertible into Ordinary Shares on an initial ratio of 1:1, and no issuances have been made prior to the date hereof, or will be made prior to the Closing, which has had, should have had, or will have the effect of modifying the conversion ratio of any Existing Preferred Shares.

(c) Options, Warrants, Reserved Shares. Except for (i) the conversion privileges of the Existing Preferred Shares, (ii) the applicable provisions in the Fourth Amended and Restated Shareholders Agreement dated as of January 12, 2018 by and among the parties thereto (the “Existing Shareholders Agreement”) and the Existing Articles, (iii) as set forth in Section 4.2(a) to (c) of the Disclosure Schedule, and (iv) as contemplated by the Transaction Documents (as defined below), there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the shares of the Company. Apart from the exceptions noted in this Section 4.2 and the other Transaction Documents, no shares of the Company’s outstanding share capital, or shares issuable upon exercise or exchange of any outstanding options or other shares issuable by the Company, are subject to any preemptive rights, rights of first refusal or other rights to purchase such shares (whether in favor of such Group Company or any other person).

(d) Outstanding Security Holders. A complete and current list of all registered shareholders of the Company immediately prior to the Closing is set forth in Section 4.2(d) of the Disclosure Schedule, indicating the type and number of shares held by each such shareholder; and the aggregate number of options or other securities of the Company outstanding immediately prior to the Closing is set forth in Section 4.2(d) of the Disclosure Schedule. Schedule B-2 and Schedule B-3 attached hereto set forth the capitalization table of the Company immediately prior to the Closing, and immediately after the Closing, in each case reflecting all then outstanding shares of the Company (on a fully diluted basis).

(e) All outstanding securities of the Company, including, without limitation, all outstanding Ordinary Shares of the Company, all shares of the Company issuable upon the conversion or exercise of all convertible or exercisable securities and all other securities that the Company is obligated to issue as of the date hereof or as of the Closing Date, will be subject to a one hundred eighty (180) day “market stand-off” restriction upon an initial public offering of the Company’s securities pursuant to a registration statement to be filed with the SEC pursuant to the Securities Act as set forth in the Existing Shareholders Agreement.

(f) Except as disclosed in Section 4.2(f) of the Disclosure Schedule, no share option plan, share purchase or other agreement between the Company and any holder of any securities or rights exercisable for or convertible into securities of the Company provides for acceleration or other changes in the vesting provisions as the result of the occurrence of any event.

4.3 Subsidiaries.

(a) Save for the Group Companies (other than the Company) set forth in Section 4.3(a) of the Disclosure Schedule, the Company does not have any subsidiary, or own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, association or other entity or maintain any offices or branches. Section 4.3(a) of the Disclosure Schedule sets forth the particulars of basic corporation information of each Group Company.

(b) Except as fairly disclosed in Section 4.3(b) of the Disclosure Schedule, each of the Management does not, directly or indirectly through any Affiliate, own, manage, engage in, operate, control, work for, consult with render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation or control of any Restricted Business (as defined below), provided that the Management may own shares of (but less than one percent (1%) of the issued and outstanding shares of) publicly traded companies that engages in a Restricted Business.

4.4 Authorization. All corporate actions on the part of each Group Company, its officers, directors and shareholders necessary for the authorization, execution and delivery of this Agreement, the Shareholders Agreement and the Ancillary Agreements, and the performance of all obligations of each Group Company hereunder and thereunder, and the authorization, issuance (or reservation for issuance), sale and delivery of the Purchased Shares has been taken or will be taken prior to the Closing. Each of this Agreement, the Shareholders Agreement and any Ancillary Agreement, when executed and delivered by any Group Company to which it is a party, constitutes the valid and legally binding obligation of such Group Company, enforceable against such Group Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders Agreement may be limited by applicable securities laws. The issuance of any Series F Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been or will be obtained from the holders thereof on or prior to the Closing.

4.5 Valid Issuance of Shares.

(a) The Series F Shares, when issued, sold, allotted and paid for in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and non-assessable and free and clear of any liens and free of restrictions on transfer other than any liens or transfer restrictions under the Transaction Documents. Subject in part to the accuracy of the representations of the Series F Investor in Section 3 of this Agreement, the Series F Shares will be issued in compliance with all applicable securities laws. The Conversion Shares will be duly reserved for issuance, and upon issuance in accordance with the terms of the Sixth Amended and Restated Memorandum and Articles of Association attached hereto as Exhibit B (the “Restated Articles”), which shall be adopted by the Company upon the Closing, will be validly issued, fully paid and non-assessable and free and clear of any liens and free of restrictions on transfer other than any liens or transfer restrictions under the Transaction Documents. The Conversion Shares will be issued in compliance with all applicable securities laws.

(b) All presently issued, outstanding Ordinary Shares, Series A Shares, Series B Shares, Series B+ Shares, Series C Shares, Series D Shares and Series E Shares were duly and validly issued, fully paid and non-assessable, and are free and clear of any liens and free of restrictions on transfer (except for any liens or restrictions on transfer under the Existing Shareholders Agreement, the Existing Articles, applicable securities laws, and the Restated Articles and the Shareholders Agreement as of the Closing) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

4.6 Organization, Good Standing and Qualification. Each PRC Company is duly organized, validly existing and in good standing under the laws of the PRC and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. Each PRC Company is duly qualified to transact business and is in good standing in the PRC in which the failure to so qualify would have a Material Adverse Effect on its business or properties.

4.7 HK Subsidiary and PRC Companies. Except for (i) the option to purchase all or part of the equity interests in the Shanghai Operation Co. 1 granted to the Shanghai WFOE and (ii) the option to purchase all or part of the equity interests in the Beijing Operation Co. 3 granted to the Beijing WFOE under the documents set forth in Schedule D (the “Control Documents”), there are no options, warrants, conversion privileges or other rights, or agreements with respect to the issuance thereof, presently outstanding to purchase any of the equity interests of the HK Subsidiary or any PRC Company. A complete and current list of all registered equity holders of the HK Subsidiary and each PRC Company as of the date hereof is set forth in Section 4.7 of the Disclosure Schedule, indicating the amount of equity interest held by each such equity interest holder.

4.8 Compliance with Laws; Consents and Permits. Except as disclosed in Section 4.8 of the Disclosure Schedule, none of the Group Company has conducted any activity in material violation of any material applicable law in respect of the conduct of its business or the ownership of its properties. All material consents, permits, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings by or with any governmental authority and any third party which are required to be obtained or made by each Group Company in connection with the consummation of the transactions contemplated hereunder or under any other Transaction Document shall have been obtained or made prior to and be effective as of the Closing. Each Group Company has all material approvals, franchises, permits, licenses, authorizations or registrations, qualifications, designations, declarations, filings any similar authority necessary for the conduct of its business, the absence of which would be reasonably likely to have a Material Adverse Effect on its business or properties. None of the Group Company is in default in any material respect under any of such approvals, permits, licenses or other similar authority, nor is it in receipt of any letter or notice from any relevant authority notifying revocation of any such approvals, permits or licenses issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by each Group Company. In respect of approvals, licenses or permits requisite for the conduct of any part of the business of each Group Company which are subject to periodic renewal by any governmental or administrative authorities, such requisite renewals are reasonably expected by the Company, the relevant Group Companies and the Management to be granted by the relevant authorities. No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any governmental authority is required on the part of the Company in connection with the valid execution, delivery and consummation of the transactions contemplated hereunder, or the offer, sale, issuance or reservation for issuance of the Series F Shares and the Conversion Shares.

4.9 Compliance with Other Instruments and Agreements. The Group Companies are not, nor shall the conduct of their business as currently or proposed to be conducted result, in any violation, breach or default in any material respect of any term of their respective constitutional documents which may include, as applicable, memoranda and articles of association, by-laws, joint venture contracts, feasibility studies and the like (the “Constitutional Documents”), and none of the Group Companies is in violation, breach or default in any material respect of any term or provision of any mortgage, indenture, contract, agreement or instrument to which it is a party or by which it may be bound (“Other Instruments”) or of any applicable law. The execution, delivery and performance of and compliance with this Agreement, the Shareholders Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation, breach or default, or be in conflict with or constitute, with or without the passage of time or the giving of notice or both, either a default under any Constitutional Documents or any Other Instruments, or a violation of any statutes, laws, regulations or orders, or an event which results in the creation of any lien, charge or encumbrance upon any asset of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no material penalties and fines that have been imposed on any Group Company.

4.10 Liabilities. Except as disclosed in the Financial Statements (as defined below) and as disclosed in Section 4.10 of the Disclosure Schedule, each Group Company does not have any (a) indebtedness for borrowed money that it has directly or indirectly created, incurred, assumed, or guaranteed, or with respect to which such Group Company has otherwise become directly or indirectly liable, or (b) any other debts, obligations, liabilities or commitments of any nature outside the ordinary course of business, whether absolute or contingent, accrued or not accrued, matured or not matured or otherwise.

4.11 Title to Properties and Assets. Each Group Company has good and marketable title to its properties and assets as reflected in its balance sheet subject to no mortgage, pledge, lien, encumbrance, security interest or charge of any kind, except for minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value or impair the use of the property subject thereto or the operation of the assets and which have arisen only in the ordinary and normal course of business consistent with past practice. With respect to the property and assets it leases, each Group Company is in compliance in all material respects with such leases and such Group Company holds valid leasehold interests in such assets free of any liens, encumbrances, security interests or claims of any party other than the lessors of such property and assets.

4.12 Status of Proprietary Assets.

(a) Status of Proprietary Assets. For purpose of this Agreement, (i) “Proprietary Assets” shall mean all patents, patent applications, trademarks, service marks, trade names, domain names, copyrights, copyright registrations and applications and all other rights corresponding thereto, inventions, databases and all rights therein, all computer software including all source code, object code, firmware, development tools, files, records and data, including all media on which any of the foregoing is stored, formulas, designs, trade secrets, confidential and proprietary information, proprietary rights, know-how and processes of a company, and all documentation related to any of the foregoing; and (ii) “Registered Intellectual Property” means all Proprietary Assets of any Group Company, wherever located, that is the subject of an application, certificate, filing, registration or other document issued by, filed with or recorded by any governmental authority. Except as disclosed in Section 4.12 of the Disclosure Schedule, each Group Company (i) has independently developed and owns free and clear of all material claims, security interests, liens or other encumbrances, or (ii) has a valid right or license to use all Proprietary Assets, including Registered Intellectual Property, necessary and appropriate for its business as now conducted and, to the knowledge of the Warrantors, without any conflict with or infringement of the rights of others. Section 4.12 of the Disclosure Schedule contains a complete list of Proprietary Assets, including all Registered Intellectual Property, of each Group Company. No product or service marketed or sold by any Group Company violates or, to the knowledge of the Warrantor, will violate any license or infringe any intellectual property rights of any other party.

(b) None of the Group Company has received any communication alleging that it has violated or, by conducting its business as proposed, would violate any Proprietary Assets of any other person or entity. Each Group Company has obtained and possessed valid license to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. Each Key Employee (as defined below) has assigned, or agrees to assign, to the Group Companies all intellectual property rights he or she develops during the course of his or her employment with the Group Companies.

(c) There are no outstanding options, licenses, agreements or rights of any kind granted by any Group Company relating to any Group Company’s Proprietary Assets, nor is any Group Company bound by or is a party to, any options, licenses, agreements or rights of any kind with respect to the Proprietary Assets of any other person or entity, except, in either case, as disclosed in Section 4.12 of the Disclosure Schedule or for standard end-user agreements with respect to commercially readily available intellectual property such as “off the shelf” computer software.

(d) No proceedings or claims in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Proprietary Assets are pending, and none has been served, instituted or asserted by any Group Company or, to the knowledge of the Warrantors, vice versa.

(e) None of the Management nor any of the current or former officers, employees or consultants of any Group Company (at the time of their employment or engagement by a Group Company) has been or is obligated under any contract (including employment contracts, licenses, covenants or commitments of any nature) or other agreement, or is subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his, her or its best efforts to promote the interests of such Group Company or that would conflict with the business of such Group Company as currently conducted or that would prevent such officers, employees or consultants from assigning to such Group Company inventions conceived or reduced to practice in connection with services rendered to such Group Company.

(f) Neither the execution nor delivery of this Agreement, the Shareholders Agreement or any Ancillary Agreement, nor the carrying on of the business of any Group Company by its employees, nor the conduct of the business of any Group Company as currently conducted, will, to the best knowledge of the Warrantors, be reasonably expected to conflict with or result in a breach of the terms, conditions or provisions of, or constitute a material default under, any contract, covenant or instrument under which any Group Company or any of such employees is now obligated, including without limitation any non-compete, invention assignment or confidentiality obligations under any agreement between any of the Management and any former employer of such Management. Each of the Group Companies and the Management reasonably believes that it will not be necessary to utilize in the course of any Group Company’s business operation any inventions of any of the Group Companies’ employees (or persons the Group Companies currently intend to hire) made prior to or outside the scope of their employment by the relevant Group Company. No government funding, facilities of any educational institution or research center, or funding from third parties has been used in the development of any Proprietary Assets of any Group Company. Each Group Company has taken all security measures that are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Proprietary Assets.

(g) No use of Public Software by any Group Company has had a material impact on their respective ownership rights of the computer databases and systems or any other material products. “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, (i) any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and (ii) the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (1) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (2) the Artistic License (e.g., PERL); (3) the Mozilla Public License; (4) the Netscape Public License; (5) the BSD License; or (6) the Apache License.

4.13 Material Contracts and Obligations. All outstanding and subsisting agreements, contracts, leases, licenses, instruments, commitments (oral or written), indebtedness, liabilities and other obligations to which any Group Company is a party or by which it is bound that (i) are material to the conduct and operations of its business and properties, (ii) involve any of the officers, consultants, directors, employees or shareholders of such Group Company; or (iii) obligate such Group Company to share, license or develop any product or technology, in each case (a) having an aggregate value, cost or amount, or imposing liability or contingent liability on any Group Company, in excess of US$1,000,000 or that extend for more than three (3) years beyond the date of this Agreement, (b) not terminable upon thirty (30) days’ notice without incurring any penalty or obligation, (c) containing exclusivity, non-competition, or similar clauses that impair, restrict or impose conditions on the Group Company’s right to offer or sell products or services in specified areas, during specified periods, or otherwise, (d) not in the ordinary course of business, (e) transferring or licensing any Proprietary Assets to or from the Group Company (other than licenses granted in the ordinary course of business or licenses from commercially readily available “off the shelf” computer software), or (f) an agreement the termination of which would be reasonably likely to have a Material Adverse Effect, are listed in Section 4.13 of the Disclosure Schedule (collectively, the “Material Contracts”). None of the Group Companies is in default or breach, in any material respect, under any of the Material Contracts, nor, to the knowledge of the Warrantors, has such Group Company received notice of any intention to terminate any such Material Contracts. To the knowledge of the Warrantors, no party with whom any Group Company has entered into any Material Contract is in default or breach thereunder, in any material respect. No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company. Each Material Contract to which any Group Company is a party is currently valid and in full force and effect in all material respects, and, to the knowledge of the Warrantors, is enforceable by such Group Company in accordance with its terms. No Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.

4.14 Litigation. There is no material claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or, to the knowledge of the Warrantors, currently threatened (i) against any of the Management or any Group Company or any officer, director or employee of any Group Company; or (ii) questions the validity of this Agreement, the Shareholders Agreement or any Ancillary Agreement, the right of any Group Company or any of the Management to enter into this Agreement, the Shareholders Agreement or any Ancillary Agreement, or to consummate the transactions contemplated hereby and thereby, or that might result, either individually or in the aggregate, in any material adverse effect on any Group Company. None of the Group Companies, or, to the knowledge of the Warrantors, its officers or directors, is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality, which would have any Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Company currently pending or that any Group Company to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any Group Company’s employees, their services provided in connection with any Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

4.15 Financial Statements. The Warrantors have delivered to the Series F Investor the unaudited, consolidated balance sheet, income statement and statement of cash flow of the Company for the financial year ended December 31, 2019, and the unaudited, consolidated balance sheet, income statement and statement of cash flow of the Company for the three-month period ended March 31, 2020 (the foregoing financial statements and any notes thereto are hereinafter referred to as the “Financial Statements” and December 31, 2019, the “Balance Sheet Date”). Such Financial Statements (a) are in accordance with the books and records of each relevant Group Company, (b) are true, correct and complete and present fairly the financial condition of each relevant Group Company at the date or dates therein indicated and the results of operations for the period or periods therein specified, and (c) have been prepared in accordance with the United States generally accepted accounting principles (“US GAAP”) applied on a consistent basis. Specifically, but not by way of limitation, each balance sheet of the Financial Statements discloses material debts, liabilities and obligations of any nature, whether due or to become due, of the Company on a consolidated basis, as of their respective dates (including, without limitation, absolute liabilities, accrued liabilities, and contingent liabilities) to the extent such debts, liabilities and obligations are required to be disclosed in accordance with US GAAP. Each relevant Group Company has good and marketable title to all assets set forth on the balance sheet of the Financial Statements, except for (i) such assets as have been spent, sold or transferred in the ordinary course of business since the Balance Sheet Date or (ii) minor imperfections of title, if any, none of which are substantial in amount, or materially detract from the value or impair the use of the property subject thereto or the operation of the assets and which have arisen only in the ordinary and normal course of business consistent with past practice. Except as set forth in the Financial Statements, no Group Company is a guarantor or indemnitor of any indebtedness of any other person or entity or has material liabilities or obligations, contingent or otherwise, as of the Balance Sheet Date, other than (i) liabilities incurred in the ordinary course of business subsequent to the Balance Sheet Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under generally accepted accounting principles to be reflected in the Financial Statements, which, in all such cases, individually and in the aggregate would not have a Material Adverse Effect. The Group Companies maintains and will maintain a standard system of accounting established and administered in accordance with US GAAP or other applicable generally accepted accounting principles (as the case may be).

4.16 Activities Since Balance Sheet Date. Since the Balance Sheet Date, except the transactions contemplated under the Transaction Documents, with respect to each Group Company, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business that have not and will not, in the aggregate, result in any Material Adverse Effect on its business or properties;

(b) any material change in the contingent obligations of any Group Company by way of guarantee, endorsement, indemnity, warranty or otherwise;

(c) any damage, destruction or loss, whether or not covered by insurance, having any Material Adverse Effect on its business or properties (as presently conducted and as presently proposed to be conducted);

(d) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(e) any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by any Group Company, except such satisfaction, discharge or payment made in the ordinary course of business that is not material to the assets, properties, financial condition, operating results or business of such Group Company;

(f) any material change or amendment to a Material Contract or arrangement by which any Group Company or any of its assets or properties is bound or subject to, except for changes or amendments which are expressly provided for or disclosed in this Agreement;

(g) any material change in any compensation arrangement or agreement with any present or prospective employee, contractor or director;

(h) any sale, assignment or transfer of any material Proprietary Assets or other material intangible assets of any Group Company;

(i) any resignation or termination of employment of any Key Employee;

(j) any mortgage, pledge, transfer of a security interest in, or lien created by any Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable;

(k) except as disclosed in Section 4.16 in the Disclosure Schedule, any debt, obligation, or liability incurred, assumed or guaranteed by any Group Company individually in excess of US$100,000 or in excess of US$500,000 in the aggregate;

(l) any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(m) any declaration, setting aside or payment or other distribution in respect of the share capital or registered capital of any Group Company, or any direct or indirect redemption, purchase or other acquisition of any of such share capital or registered capital by any Group Company, other than those as contemplated by this Agreement or any other Transaction Document;

(n) any failure to conduct business in the ordinary course, consistent with each Group Company’s reasonably prudent past practices;

(o) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(p) any other event or condition of any character, other than events affecting the macroeconomy or the Group Companies’ industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(q) any agreement or commitment by any Group Company to do any of the things described above.

4.17 Tax Matters.

(a) The provisions for taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no extraordinary examinations or audits of any tax returns or reports by any applicable governmental authority. Each Group Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete in all material respects. Each Group Company is not subject to any waivers of applicable statutes of limitations with respect to taxes for any year.

(b) No Group Company has been, nor expects to become, a passive foreign investment company (“PFIC”) as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended (the “Code”). No shareholder of any Group Company, solely by virtue of its status as shareholder of such Group Company, has personal liability under local law for the debts and claims of such Group Company. There has been no communication from any tax authority relating to or affecting the tax classification of any Group Company.

(c) The Company has no plan to (and it has not engaged in any transactions to) complete the direct or indirect acquisition of substantially all of the properties held directly or indirectly by a U.S. corporation or substantially all of the properties constituting a trade or business of a U.S., partnership.

(d) To the best knowledge of the Warrantors, immediately after the Closing, the Company will not be a “Controlled Foreign Corporation” (“CFC”) as defined in the Code with respect to the shares held by the Series F Investor.

(e) The Company is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code.

4.18 Interested Party Transactions.

(a) Other than (i) any employment agreement and any document relating to the equity incentive plan of the Company, (ii) the standard employee benefits generally made available to all employees, (iii) the standard director and officer indemnification agreements approved by the board of directors of the Company (the “Board of Directors”), (iv) as contemplated under the Transaction Documents and (v) as set out on Section 4.18(a) of the Disclosure Schedule, there are no outstanding and subsisting agreements, understandings or transactions between any Group Company, on the one hand, and any of its officers, directors or Key Employees, or any Affiliate thereof (other than another Group Company), on the other hand. No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with accrued salaries, compensation, reimbursable expenses, standard employee benefits expenses, advances of expenses incurred in the ordinary course of business or employee relocation expenses. “Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including any venture capital fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person. “controlling,” “controlled” and “control” means, the possession, directly or indirectly, of (x) ownership of securities entitling a Person to exercise in the aggregate more than 50% of the voting securities or other ownership interest of another Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity), or (y) the power to direct the management and policies of a Person whether through the ownership of voting securities, contract, credit arrangement, proxy or otherwise. “Person” means an individual, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government or any department or agency thereof, or any other entity.

(b) Except as set forth in Section 4.18(b) of the Disclosure Schedule, none of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) have any direct or indirect ownership interest in any firm or corporation (other than the Group Companies) with which the Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete or have business relationship with any Group Company. None of the Group Companies’ employees, directors, any members of their immediate families and any Affiliate of any of the foregoing is, directly or indirectly, interested in any contract with any Group Company. None of any Group Company’s directors, officers and any members of their immediate families, has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

(c) Other than the Group Companies and as set out on Section 4.18(c) of the Disclosure Schedule, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any of the Management owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

4.19 Obligations of Management. Each of the persons listed in Schedule A attached hereto (collectively, the “Key Employees”) is currently devoting one hundred percent (100%) of his or her working time to the conduct of the business of the Group Companies. To the knowledge of the Warrantors, none of the Key Employees is planning to work less than full time at any Group Company in the future.

4.20 Rights of Registration and Voting Rights. Except as provided in the Existing Shareholders Agreement, and the Shareholders Agreement as of the Closing Date, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. Except as contemplated in the in the Existing Shareholders Agreement, and the Shareholders Agreement as of the Closing Date, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as provided in the Existing Shareholders Agreement or as contemplated by or disclosed in this Agreement, the Shareholders Agreement and the Ancillary Agreements, none of the Management is a party to or has any knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

4.21 Employee Matters.

(a) Each Group Company has complied in all material aspects with all applicable employment and labor laws including without limitation, laws and regulations pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions, dispatch, outsourcing or the like. None of the Group Companies and the Management is aware that any Key Employee intends to terminate their employment, nor does any of the Group Companies and the Management have a present intention to terminate the employment of any Key Employee.

(b) Except as disclosed in Section 4.21(b) of the Disclosure Schedule, each current employee, consultant and officer of each Group Company has executed an agreement with such Group Company regarding confidentiality non-competition and invention assignment and proprietary information (the “Confidential Information Agreements”). Except as disclosed in Section 4.21(b) of the Disclosure Schedule, no current or former employee or consultant has excluded works or inventions from his or her assignment of inventions pursuant to such employee’s or consultant’s Confidential Information Agreement. To the best knowledge of the Warrantors, none of the employees or consultants is in violation thereof.

4.22 Insurance. Each Group Company has obtained and maintains the insurance coverage of the same types and at the same coverage levels as other similarly situated companies in the same industry in which each such Group Company operates its business or possess its properties and assets. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and, to the knowledge of the Warrantors, no circumstances which would reasonably expected to give rise to any claim under any such policies of insurance.

4.23 FCPA Compliance. None of the Group Companies and, to the Company’s knowledge, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the Foreign Corrupt Practices Act of 1977) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist any Group Company to obtain or retain business for, or direct business to any Group Company, as applicable, subject to applicable exceptions and affirmative defenses. None of the Group Companies and, to the knowledge of the Warrantors, any of their respective directors, administrators, officers, board of directors (supervisory and management) members and employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

4.24 OFAC Compliance. To the Warrantors’ knowledge, neither the Company nor any other Group Company or any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any other Group Company is an OFAC Sanctioned Person (as defined below). To the Warrantors’ knowledge, the Group Companies and their directors, administrators, officers, administrators, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations. To the knowledge of the Company, none of (i) the purchase and sale of the Purchased Shares, (ii) the execution, delivery and performance of this Agreement or any of the documents in Exhibits attached hereto, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by the shareholder of a Group Company or any of its employees, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, the PRC or any other jurisdiction.

For the purposes of this Section 4.24:

(a) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(b) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at ww.treas.gov/offices/enforcement/ofac/sdn.

(c) “United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

4.25 Minutes Book. The minutes books (if applicable) of each Group Company, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

4.26 Entire Business. Each Group Company is engaged primarily in the provision of online primary and secondary (K-12) education services (the “Principal Business”). There are no material facilities, services, assets or properties shared with any entity other than the Group Companies which are used in connection with the business of each Group Company.

4.27 Certain Representations and Warranties Relating to the PRC Companies.

(a) Each PRC Company existing as of the date hereof has applied and obtained all requisite licenses, clearance and permits required under PRC laws as necessary for the conduct of its businesses, and each such PRC Company has complied in all material respects with all PRC laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange (“SAFE”) and any other relevant authorities, and all such permits are validly subsisting. To the knowledge of the Management after due and reasonable inquiries with the relevant branch of SAFE with competent jurisdiction, no update registration with respect to the Foreign Exchange Registration Form of Overseas Investment by PRC Residents (境内居民个人境外投资外汇登记表) of each of the Management dated October 28, 2013 is required as of the date hereof pursuant to the SAFE Regulations in connection with the equity interests indirectly held by the Management in the Company. “SAFE Regulations” means the Circular 37, issued by SAFE on July 4, 2014, titled “Relevant Issues concerning Foreign Exchange Administration of Overseas Investment and Financing and Inbound Investment through Special Purpose Companies by PRC Residents” (《国家外汇管理局关于境内居民通过特殊目的公司境外投融资及返程投资外汇管理有关问题的通知》 (汇发[2014]37号).

(b) The registered capital of each PRC Company has been fully paid up in accordance with the schedule of payment stipulated in its respective articles of association, legal person business license, approval letter and foreign-invested enterprise certificate of approval (hereinafter referred to as the “Establishment Documents”) and in compliance with PRC laws and regulations in all material respects, and there is no outstanding capital contribution commitment.

(c) The Establishment Documents of each PRC Company have been duly approved and filed in accordance with the laws of the PRC and are valid and enforceable.

(d) The business scope specified in the Establishment Documents of each PRC Company complies with the requirements of all relevant PRC laws. The operation and conduct of the business by and the term of operation of each PRC Company is in compliance with the laws of the PRC in all material respects.

4.28 Control Documents. Each of the Control Documents listed in Schedule D hereto has been duly executed and delivered by the parties thereto and are in full force and effect. Each of the Control Documents constitutes a valid and legally binding obligation of the parties named therein enforceable in accordance with its terms. No party to any Control Document is in breach or default in the performance or observance of any of the terms of provisions of such Control Document. None of the parties to any Control Document has sent or received any communication regarding termination of or intention not to renew any Control Document, and, to the knowledge of the Warrantors, no such termination or non-renewal has been threatened by any of the parties thereto. Each Warrantor is in compliance with applicable law in all material respects in connection with the establishment and updating of the control structure of the Group Companies.

4.29 Offering. Subject in part to the truth and accuracy of the Series F Investor’s representations set forth in Section 3.5 of this Agreement, the offer, sale and issuance of the Purchased Shares and the issuance of Conversion Shares upon conversion of any Purchased Shares, as contemplated by this Agreement and the other Transaction Documents, are exempt from the qualification, registration and prospectus delivery requirements of the Securities Act and any applicable securities laws.

4.30 Disclosure. Each Group Company has fully provided the Series F Investor with all the information that such Series F Investor has reasonably requested for deciding whether to purchase the Series F Shares. To the knowledge of the Warrantors, no representation or warranty by any of the Management or any Group Company in this Agreement and no information or materials provided by any of the Management or any Group Company to the Series F Investor in connection with its due diligence investigation of any Group Company or the negotiation and execution of this Agreement contains contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading.

SECTION 5

COVENANTS OF WARRANTORS AND SERIES F INVESTOR

5.1 Use of Proceeds. The proceeds generated from the sale and issuance of Series F Shares shall be used for the purpose of the operation and development of the Principal Business in the manner approved by the Board of Directors in accordance the Shareholders Agreement and the Restated Articles, and shall in no event be applied to (a) repay or settle any indebtedness incurred by any Group Company to any of its shareholders, directors, officers or any Affiliates (other than another Group Company) of the foregoing persons, or (b) repurchase or redeem any Company securities without the prior written consent of the Series F Investor.

5.2 Compliance with Law. The Company shall cause, and the other Warrantors shall use reasonable best efforts to cause, each of the Group Companies to comply with all applicable laws (including laws related to anti-bribery, anti-corruption, anti-money laundering, employment and laws related to foreign exchange control) in all material aspects.

5.3 File of Restated Articles. The Company shall file the Restated Articles with the Registrar of Companies of the Cayman Islands within fifteen (15) days after the passing of the special resolutions as required under Section 6.2(g).

5.4 Non-Competition. Each of the Management hereby covenants and undertakes that he or she shall devote one hundred percent (100%) of his or her working time and attention to the business of the Group Companies, and use his or her best efforts to develop the business and care for the interests of the Group Companies. Each of the Management hereby further covenants and undertakes that, unless conducted through the Group Companies or upon the prior written consent of the Series F Investor, during the period when he or any of his Permitted Transferee (as defined in the Shareholders Agreement) holds any direct or indirect equity interest in any Group Company and for a further period of twenty-four (24) months thereafter, or in the case of Mr. Don Xiangdong CAI, during the period when he or his Permitted Transferee holds any direct or indirect equity interest in any Group Company and for a further period of twelve (12) months thereafter, the Management shall not, and shall cause Mr. Don Xiangdong CAI not to, directly or indirectly through any Affiliate, own, manage, be engaged in, operate, control, work for, consult with, render services for, do business with, maintain any interest in (proprietary, financial or otherwise) or participate in the ownership, management, operation, or control of, any business, whether in corporate, proprietorship or partnership form or otherwise, that is related to the Principal Business or otherwise competes with any Group Company (a “Restricted Business”); provided, however, that the restrictions contained in this Section 5.4 shall not (i) restrict the acquisition or ownership by the Management or by Mr. Don Xiangdong CAI, directly or indirectly of less than 1% of the outstanding share capital of any publicly traded company engaged in a Restricted Business, or (ii) prevent any Management from serving as a director or officer of or otherwise rendering services for any entity in which any Group Company holds equity interests or made investment in.

5.5 Approvals and Certificates.

(a) To the extent required by the applicable laws and requirements of the competent governmental authority, the Warrantors shall use reasonable best efforts to cause the Shanghai Operation Co. 1 to submit the relevant application materials for the Internet Publication Service License (网络出版服务许可证) (the “Internet Publication Service License”) to the competent governmental authority in a form that the Shanghai Operation Co. 1 reasonably believes in good faith that will satisfy the requisite requirements of the competent governmental authority for the purpose of obtaining the Internet Publication Service License, and the Warrantors shall use reasonable best efforts to cause the Shanghai Operation Co. 1 to obtain the Internet Publication Service License after the Closing.

(b) The Warrantors shall use reasonable best efforts to cause the Shanghai Operation Co. 1 to obtain a License for Disseminating Audio-Video Programs through Information Network (信息网络传播视听节目许可证) if and as required by applicable law and requirements of the competent governmental authority.

(c) As soon as practicable after the Closing, the Warrantors shall use best efforts to cause the Shanghai Operation Co. 1 to renew its Hi-tech Enterprise Certificate (高新技术企业证书) for another three-year period.

(d) As soon as practicable and in any event within twelve (12) months after the Closing, the Warrantors shall use best efforts to complete the Filing for Off-campus Online Training Business (校外线上培训业务备案) with the competent governmental authority and deliver the reasonable evidence thereof to the Series F Investor.

5.6 Management of Intellectual Property Rights.

(a) The Warrantors shall use reasonable best efforts to protect the Proprietary Assets of the Group Companies and to control and manage the intellectual property rights infringement risk in the course of any Group Company’s business operation.

(b) Without prejudice to the generality of the foregoing,

(i) as soon as practicable after the Closing, the Company shall discuss with the Series F Investor or its designated intellectual property specialist in good faith in connection with the protection of the Group Companies’ intellectual property rights, and establish an intellectual property protection plan appropriate for the Group Companies’ growth stage to ensure that the relevant Group Companies’ practice in intellectual property area is in compliance with all applicable laws and requirements in all material aspects;

(ii) as soon as practicable after the Closing, the Company shall cause (x) Beijing Dun Huang Educational Technology Company Limited (北京敦煌教育科技有限责任公司) (“Beijing Dun Huang”) to enter into an agreement with the Shanghai Operation Co. 1 in form and substance reasonably satisfactory to the Series F Investor, acknowledging that Beijing Dun Huang does not have any intellectual property rights over the software “阿分提学习软件 V3.0” or any part of it or any other Proprietary Assets (if any) which are registered in the joint name of Beijing Dun Huang and any Group Company; and (y) all such Proprietary Assets to be registered solely in the name of a Group Company; and

(iii) without prejudice to Section 5.6(b)(ii), to the extent if any Proprietary Asset is registered in the name or joint name of any Management, any shareholder, any employee or any of their respective Affiliates on behalf of any Group Company, the Company shall cause such Proprietary Asset to be promptly transferred to a Group Company after it is registered for nil consideration.

5.7 Control Documents.

(a) As soon as practicable and in any event within two (2) months after the Closing, each of the Shanghai Control Documents (as defined below) shall be amended or restated, or be terminated with a new agreement or document on substantially similar terms and conditions to be entered into, so as to reflect, to the extent applicable, the transfer of Ma Wenjing’s equity interests in Shanghai Operation Co. 1 to Mr. Liu Chang, and to reflect that the equity pledge as contemplated by the Control Documents granted in favour of the WFOE shall cover the subsequent capital increase of Shanghai Operation Co. 1 subscribed by the Management, and the amended or restated Shanghai Equity Interest Pledge Agreement or the new equity interest pledge agreement shall be registered with the relevant administration for market regulation in the PRC.

(b) As soon as practicable and in any event within two (2) months after the Closing, the Warrantors shall procure that the Beijing Equity Interest Pledge Agreement (as defined below) among the Beijing WFOE, Beijing Operation Co. 3 and its respective shareholders be registered with the relevant administration for market regulation in the PRC.

5.8 Consolidation and Liquidation.

(a) As soon as practicable and in any event within three (3) months after the Closing, the Warrantors shall have made a decision on the liquidation or consolidation of Xiaofeng Online Technology Co., Ltd., a company incorporated under the laws of the PRC (“Xiaofeng Online”, 北京小蜂在线科技有限公司), into the Group Companies. Within twelve (12) months after the Closing, Xiaofeng Online shall have been either duly liquidated and deregistered or consolidated into the Group Companies by way of equity transfer or entry into a set of control documents on substantially similar terms and conditions of the Shanghai Control Documents, provided that the consolidation shall be carried out on the premise that all the then existing and future businesses of Xiaofeng Online are and will be in full compliance with the applicable laws.

(b) As soon as practicable and in any event within six (6) months after the Closing, Xiao Dun (肖盾) shall, and shall cause Zhang Liping (张丽萍) to transfer 100% equity interest of Beijing Yi Qi Information Technology Co., Ltd., a company incorporated under the laws of the PRC (北京一起信息技术有限公司), to a Group Company and application for such equity transfer shall have been submitted to the competent governmental authority.

(c) As soon as practicable after the Closing, the Warrantors shall cause the Beijing Operation Co. 1 to cease all business operations and to be duly liquidated and de-registered in a timely manner.

5.9 Additional Covenants.

(a) Except as required by this Agreement, any other Transaction Document or applicable laws, no resolution of the directors, owners, members, partners or shareholders of any Group Company shall be passed, nor shall any contract or commitment be entered into, in each case, at any time after the date hereof and prior to the Closing without the written consent of the Series F Investor, provided that each Group Company may carry on its respective business on a normal and usual basis and in the same manner as heretofore, and may pass resolutions and enter into contracts or commitments for so long as they are effected in the ordinary course of business, and provided further that during such period, unless expressly provided for under this Agreement or any other Transaction Document, no Group Company shall take, and the Company shall not permit any Group Company to take, any of the actions set out in Section 8.1 of the Shareholders Agreement without the prior written approval of the Series F Investor.

(b) If at any time after the date hereof and before the Closing, any of the Management or any Group Company comes to know of any material fact or event which (i) is in any way materially inconsistent with any of the representations and warranties given by any Warrantor under Section 4, and/or (ii) suggests that any material fact warranted under Section 4 may not be as warranted or may be materially misleading, any of the Management or any Group Company shall give immediate written notice thereof to each Series F Investor. The written notice given by any of the Management or any Group Company shall not relieve any of them from liability for any breach of this Agreement.

(c) If any Group Company forms or acquires an equity stake in any other subsidiary after the Closing Date, such other subsidiary shall execute a deed of adherence in form and substance satisfactory to the Series F Investor in favour of the Series F Investor, agreeing to assume the rights and obligations under this Agreement as a “Group Company” and “Warrantor”, and the Parties agree that upon such execution, such other subsidiary shall become a party to this Agreement, as a “Group Company,” and “Warrantor.”

(d) The Company shall discuss with professional advisors regarding the appropriate approach of its service outsourcing arrangement to optimize the current service outsourcing model.

SECTION 6

CONDITIONS PRECEDENT TO CLOSING

6.1 Conditions to Warrantors’ Obligations to Closing. The obligations of each Warrantor to consummate the transactions contemplated under this Agreement are subject to the satisfaction, on or prior to the Closing, of each of the following conditions, any of which may be waived by such Warrantor:

(a) Representations and Warranties. Each of the representations and warranties of the Series F Investor made in Section 3 of this Agreement shall be true and correct in all material respects (without regard to any qualifier therein as to materiality or material adverse effect) both on the date hereof and as of the Closing Date as if made at such time.

(b) Performance of Obligations. The Series F Investor shall have performed and complied in all material respects with all covenants and agreements contained in this Agreement that are required to be performed or complied with by it on or prior to the Closing Date.

(c) Execution of Shareholders Agreement. The Shareholders Agreement shall have been duly executed by the Series F Investor and delivered to the Company.

6.2 Conditions to Series F Investor’s Obligations to Closing. The obligation of the Series F Investor to consummate the transactions provided for by this Agreement is subject to the satisfaction, on or prior to the Closing, of the following conditions as applicable, any of which may be waived by the Series F Investor:

(a) Representations and Warranties. Subject to the disclosure made in the Disclosure Schedules, (i) each of the representations and warranties contained in Sections 4.1, 4.2, 4.3(a), 4.4, 4.5, 4.6, and 4.7 hereof (collectively, the “Fundamental Representations”) shall be true and correct in all respects on the date hereof and as of the Closing Date as if made at such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such date) and (ii) each of the representations and warranties of the Warrantors contained in Section 4 (other than the Fundamental Representations) shall be true and correct in all respects (without regard to any qualifier therein as to “materiality” or “Material Adverse Effect”) both on the date hereof and as of the Closing Date as if made at such time (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct as of such date); provided, however, that for purposes of this Section 6.2, this condition shall be deemed satisfied and fulfilled even if any representations and warranties made in Section 4 (other than the Fundamental Representations) are not so true and correct in all respects unless the failure of such representations and warranties to be so true and correct in all respects shall have individually or in the aggregate, a Material Adverse Effect.

(b) Performance of Obligations. Each Warrantor shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such Warrantor hereunder at or prior to the Closing Date.

(c) Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated hereby and all documents and instruments incident to such transactions to be passed, executed and/or delivered by each Group Company shall be satisfactory in substance and form to the Series F Investor, and such Series F Investor shall have received all such counterpart originals or certified or other copies of such documents as it may reasonably request, including the shareholders’ resolutions with respect to the transactions contemplated hereby and by the other Transaction Documents, duly passed on a shareholders’ meeting of the Company duly convened and held in accordance with the Existing Articles.

(d) Waivers of Existing Shareholders. The Company shall have obtained an irrevocable waiver from each of those existing shareholders of the Company who are entitled to anti-dilution rights, rights of first refusal, preemptive rights and all similar rights under the Existing Shareholders Agreement and the Existing Articles of such rights in connection with the issuance of the relevant Purchased Shares substantially in the form attached hereto as Exhibit C.

(e) Compliance Certificate. At the Closing, the Warrantors shall deliver to the Series F Investor a certificate, dated as of the date of the Closing, certifying that the conditions specified in Sections 6.2 and 6.3 have been fulfilled and stating that there shall have been no material adverse change in the business, affairs, prospects, operations, properties, assets or condition of the Group Companies since the date of this Agreement.

(f) Register of Members. The Series F Investor shall have received a copy of the Company’s register of members, certified by the registered office provider of the Company as true and complete as of the Closing Date, updated to show such Series F Investor as the holder of its portion of the Purchased Shares as of the Closing Date.

(g) Adoption of Restated Articles. The Restated Articles shall have been duly adopted by the Company by special resolutions and in accordance with the requirements of the Existing Shareholders Agreement and the Existing Articles.

(h) Execution of Shareholders Agreement. The Company shall have delivered to the Series F Investor the Shareholders Agreement duly executed by the Company, holders of a majority of the then outstanding Series E Shares (including Esta Investments Pte. Ltd., Bytedance (HK) Limited, H Capital IV, L.P., CPE and Shunwei Growth III Limited), holders of a majority of the then outstanding Series D Shares (including Shunwei Ventures II Limited, H Capital II, L.P., DST Asia IV and Esta Investments Pte. Ltd.), holders of at least 80% of the Series C Shares, the Requisite Series B+ Investors (as defined in the Existing Shareholders Agreement), the holders of at least a majority of the Series B Shares, the Requisite Series A Investors (as defined in the Existing Shareholders Agreement), the holders of at least a majority of the Ordinary Shares and the Management.

(i) Board of Directors. The Series F Investor shall have received a copy of the Company’s register of directors (including any alternate director), certified by the registered office provider of the Company as true and complete as of the Closing Date, reflecting that the person designated by such Series F Investor pursuant to the Shareholders Agreement and the Restated Articles has been appointed as a director of the Company.

(j) Legal Opinions. The Series F Investor shall have received legal opinions from each of the Company’s Cayman counsel and PRC counsel dated the Closing Date, in form and substance reasonably satisfactory to the Series F Investor.

6.3 Mutual Conditions to Closing. The obligations of the Series F Investor and Warrantors to consummate the transactions provided for by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

(a) No litigation, action, suit, investigation, claim or proceeding challenging the legality of, or seeking to restrain, prohibit or materially modify, the transactions provided for in this Agreement or the Transaction Documents shall have been instituted and not settled or otherwise terminated.

(b) There being no governmental authority proposed or enacted any law, rule, statutes or regulation which would prohibit, materially restrict, impact or delay the implementation of the transactions contemplated under this Agreement or any other Transaction Document or the operation of any Group Company or the operation of any Group Company after the Closing as contemplated in the Transaction Documents.

(c) Any and all material approvals, permits, authorizations or consents of any governmental authority or regulatory necessary for the consummation of the sale and purchase of the Series F Shares as contemplated hereby shall have been obtained.

6.4 Neither the Series F Investor, on the one hand, nor any Warrantor, on the other hand, may rely on the failure of any condition set forth in Section 6.1 or Section 6.2 respectively or in Section 6.3 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use all reasonable efforts to cause the Closing to occur.

6.5 Each Party undertakes to act in good faith and use all reasonable best efforts to ensure the fulfillment of the conditions set forth in Sections 6.1 and 6.2 attributable to it as soon as reasonably practicable.

SECTION 7

INDEMNIFICATION

7.1 Subject to the limitations and other provisions of this Agreement, each Group Company (each, an “Indemnifying Party”) hereby agrees to jointly and severally indemnify and hold harmless the Series F Investor, and the Series F Investor’s Affiliates, directors, officers, agents and assigns (the Series F Investor together with its Affiliates, directors, officers, agents and assigns collectively, an “Indemnified Party”), from and against any and all Indemnifiable Losses suffered by such Indemnified Party as a result of, or based upon or arising from any inaccuracy in, or breach or non-performance of any of the representations, warranties, covenants or agreements made by the Indemnifying Party contained herein, provided, however, for breach or non-performance of the covenant as set forth in Section 5.5(d), such obligation to indemnify only applies where the Group Companies are suspended from operation of the Principal Business, if there is otherwise a Material Adverse Effect on the Company’s Principal Business, or if the Company’s registration statement for an initial public offering is rejected, in each case solely due to such breach or non-performance. For the purpose of this Section 7, “Indemnifiable Loss” means any liability, loss, penalty, damage (excluding, however, without limitation, any indirect, punitive, or consequential damages (unless such amounts are actually awarded to third parties), or any loss of products, loss of profits or loss of revenue, loss of contracts or loss of goodwill), payment, reasonable out of pocket costs and expense (including interest and reasonable attorney’s fees, provided, however, “Indemnifiable Loss” shall be net of (a) any insurance or other recoveries payable by the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification, (b) any Tax benefit payable by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Indemnifiable Losses.

7.2 Subject to the limitations and other provisions of this Agreement, the right of the Indemnified Party to indemnification shall apply only to those claims for indemnification under the foregoing Section 7.1 made on or before the respective dates set forth below:

(a) any claim for indemnification relating to any breach of the representations and warranties contained in Section 4 made by the Indemnifying Party and/or any other Warrantor contained herein shall be made on or before the date which is twelve (12) months after the Closing Date; provided, however, that (i) no time limit shall apply to any right to indemnification with respect to the Fundamental Representations or non-performance of any covenants or agreements made by the Indemnifying Party and/or any other Warrantor contained herein, and (ii) any claim for indemnification with respect to any breach of any representation and warranty contained in Section 4.17 (“Tax Representations”) shall be made on or before the date which is thirty (30) days after the expiration of the applicable statute of limitations.

7.3 An Indemnifying Party shall not be liable for any claim for indemnification pursuant to this Section 7 unless and until (a) with respect to any individual breach or inaccuracy, the aggregate amount of the Indemnifiable Losses suffered by any Indemnified Party arising from such individual breach or inaccuracy exceed 0.5% of the Purchase Price; and (b) the aggregate amount of all such Indemnifiable Losses incurred or suffered by the claiming Indemnified Parties (after applying the de minimis threshold contained in clause (a) above) exceeds 1.5% of the aggregate of the Purchase Price, at which point the Indemnifying Party will indemnify such Indemnified Parties for all such Indemnifiable Losses; provided, however, that (i) the aggregate amount of all Indemnifiable Losses suffered by an Indemnified Party for which the Indemnifying Parties shall be liable pursuant to this Section 7 for the inaccuracy, breach or non-performance of any representations, warranties, covenants or agreements shall not exceed 100% of the Purchase Price, and (ii) the Indemnifying Party shall not have any liability under any provision of this Agreement or any other Transaction Documents for any punitive damages, consequential damages (unless such amount are actually awarded to third parties), or loss of profit.

7.4 Restrictions set forth in Section 7.3 above shall not apply to or otherwise limit any Indemnified Party’s right to seek and obtain any remedy in respect of any claim by such person on account of fraudulent, criminal or intentional misconduct on the part of the Indemnifying Party and/or any other Warrantor.

7.5 Any Indemnified Party seeking any Indemnifiable Loss shall give written notice to the Indemnifying Party of any matter which such Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement, within 30 Business Days of such determination, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action and stating the amount of the Indemnifiable Loss, if reasonably practicable. Subject to the restrictions set forth in this Section 7, the Indemnifiable Loss shall be payable: (a) upon the resolution of such claim by mutual agreement between the indemnified Party and the Indemnifying Party; (b) upon the issuance of a definitive order from a governmental authority or a final judgment, award, order or other ruling (which is not subject to appeal or with respect to which the time for appeal has elapsed) by a court or arbitral tribunal having jurisdiction over the parties and the subject matter of such claim or to which such claim was submitted for resolution by joint agreement between the indemnified Party and the Indemnifying Party; or (c) upon the final settlement of such claim with a third party upon the Indemnifying Party’s consent (which consent shall not be unreasonably withheld or delayed).

7.6 The Parties acknowledge and agree that, following the Closing, the indemnification provisions of this Section 7 shall be the sole and exclusive remedies of the Indemnified Party for any breach by the Indemnifying Party and/or any other Warrantor of any representations and warranties and for any failure by the Indemnifying Party and/or any other Warrantor to perform and comply with any covenants and agreements in this Agreement (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Indemnifying Party and/or any other Warrantor in connection with the transactions contemplated by this Agreement). Each Party hereto shall take all reasonable steps to mitigate the Indemnifiable Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any such Indemnifiable Losses. Nothing in this Section 7.6 shall limit any Party’s right to seek and obtain any equitable relief to which any Party shall be entitled or to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

7.7 No Indemnified Party shall be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any Indemnifiable Loss which gives rise to more than one claim which is the subject of this Section 7.

7.8 For the avoidance of doubt, each Indemnifying Party hereby agrees and covenants that (i) it will not challenge or raise a defense to any claim against such Indemnifying Party or the exercise of any right or remedy against such Warrantor (whether under this Section 7 or any other provision of this Agreement or any other Transaction Document) on the grounds that such claim, right or remedy is not enforceable or permitted by applicable law, and (ii) it will do all such things and undertake all such actions, including without limitation any applications to and registrations with the governmental authorities and any other protective measures reasonably requested by the Series F Investor, to ensure that the agreement of the parties with respect to joint and several liability of the Warrantors under the Transaction Documents is given full force and effect.

SECTION 8

MISCELLANEOUS

8.1 Governing Law. This Agreement shall be governed by and construed exclusively in accordance with the laws of Hong Kong Special Administrative Region of the PRC (“Hong Kong”) without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of Hong Kong to the rights and duties of the parties hereunder.

8.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the Parties hereto. This Agreement and the rights and obligations therein may not be assigned by any Party without the written consent of all other Parties, provided that the Series F Investor may assign its rights and obligations under this Agreement to its Affiliate without the consent of the other Parties; provided that the assignee shall assume all of the obligations of such Series F Investor hereunder in writing and such Series F Investor shall deliver a copy of the relevant assignment agreement to the Company.

8.3 Entire Agreement. This Agreement, the Shareholders Agreement, the Restated Articles and any Ancillary Agreement (collectively, the “Transaction Documents”), and the schedules and exhibits hereto and thereto, which are hereby expressly incorporated herein by this reference, constitute the entire understanding and agreement among the Parties with regard to the subjects hereof and thereof.

8.4 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Schedule E hereto, upon receipt of confirmation of error-free transmission; (c) seven (7) Business Days after deposit in the mail as air mail or certified mail, receipt requested, postage prepaid and addressed to the other party as set forth in Schedule E; (d) three (3) Business Days after deposit with an overnight delivery service, postage prepaid, addressed to the parties as set forth in Schedule E with next business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider; or (e) when sent by electronic mail at the e-mail address set forth in Schedule E hereto during a Business Day, on that Business Day (or on the next Business Day if sent after 5:00 p.m., local time at the receiving party’s location or on any non-Business Day).

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A Party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 8.4 by giving, the other Party written notice of the new address in the manner set forth above.

8.5 Amendments and Waivers. Any term of this Agreement may be amended only with the written consent of all parties hereto. No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.

8.6 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any Party hereto, upon any breach or default of any other Party hereto under this Agreement, shall impair any such right, power or remedy of such former Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of any similar breach of default thereafter occurring.

8.7 Interpretation; Titles and Subtitles. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

8.8 Counterparts. This Agreement may be executed and delivered by facsimile or other electronic signature and in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

8.9 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

8.10 Confidentiality and Non-Disclosure.

(a) Disclosure of Terms. The terms and conditions of the Transaction Documents and all exhibits and schedules attached hereto and thereto (including their existence), any information concerning the organization, business, technology, finance, transactions or affairs of any Party or any Group Company or any of their respective directors, officers or employees (whether conveyed in written, oral or any other form and whether such information is furnished before, on or after the date of this Agreement), and any other information or materials prepared by a Party or any Group Company that contains or otherwise reflects, or is generated from the foregoing (collectively, the “Confidential Information”), shall be considered confidential and shall not be disclosed by any Party to any third party except (i) with the prior consent of the Company, or (ii) in accordance with the provisions set forth below; provided that such Confidential Information shall not include any information that is (x) in the public domain other than caused by the breach of the confidentiality obligations hereunder or (y) was lawfully in the possession of such Party prior to the disclosure by the relevant disclosing Party.

(b) Permitted Disclosures. Notwithstanding the foregoing, any party may disclose the Confidential Information to its current or bona fide prospective investor, financing sources, directors, officers, employees, investment bankers, lenders, partners, accountants and attorneys on an as needed basis, in each case only where such persons or entities are under appropriate nondisclosure obligations or otherwise under a binding professional obligation of confidentiality.

(c) Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose the existence of any Confidential Information in contravention of the provisions of this Section 8.10, such party (the “Disclosing Party”) shall provide the other parties (the “Non-Disclosing Parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy. In such event, the Disclosing Party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing Party.

(d) Other Information. The provisions of this Section 8.10 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

(e) No Publicity or Use of Logo. Without the prior written consent of CPE, each Warrantor shall not use, publish or reproduce the following words: “中信”, “中信集团”, “中信产业基金”, “CITIC”, “CPE”, “CITICPE” or logo, separately or in any combination, or otherwise any similar names, trademarks, trade names of the above, e.g., any of the following shall be prohibited: “中信XXX”, “中信•XXX”, “中信-XX”, “中信|XX”, “中信产业基金XXX”, “中信产业基金•XXX”, “中信产业基金-XX”, “中信产业基金|XX”, or any similar name, trademark or logo in any of their marketing, advertising or promotion materials or otherwise for any marketing, advertising or promotional purposes. Without the written approval of CPE, the Warrantors shall not make or cause to be made any press release, public announcement or other disclosure to any third party in respect of this Agreement or CPE’s subscription of Equity Securities of the Company.

8.11 Further Assurances. Each party shall from time to time and at all times hereafter make, do, execute, or cause or procure to be made, done and executed such further acts, deeds, conveyances, consents and assurances without further consideration, which may reasonably be required to effect the transactions contemplated by this Agreement.

8.12 Dispute Resolution. All disputes and controversies arising out of or in connection with this Agreement shall be finally resolved by arbitration administered by the Hong Kong International Arbitration Center in Hong Kong under the Hong Kong International Arbitration Center Administered Arbitration Rules (the “Rules”) in force when the Notice of Arbitration (as defined by the Rules) is submitted in accordance with the Rules. For the purpose of such arbitration, there shall be three arbitrators to form an arbitration board, with one being appointed by all claimants collectively, one being appointed by all respondents collectively, and the third being selected by the Chairman of the Hong Kong International Arbitration Centre.

8.13 Expenses. Except as otherwise set forth in this Agreement, each Party shall pay its own costs and expenses of, and incidental to, the negotiation, preparation, execution and performance by it of this Agreement and any other Transaction Documents; provided that, at the Closing, the Company shall reimburse all reasonable costs and expenses (including all reasonable costs and expenses in conducting due diligence investigations on the Group Companies and in preparing, negotiating and executing all documentation in connection with the transactions contemplated hereunder) incurred by the Series F Investor for an amount up to US$200,000.

8.14 Taxes. Except as otherwise set forth in this Agreement, each Party shall be responsible for its own tax liabilities in connection with the transactions contemplated under this Agreement.

8.15 Event of Termination. If Closing has not occurred on or prior to a date that is sixty (60) days after the date hereof (the “Long-Stop Date”), this Agreement may be terminated by the Series F Investor or the Warrantors by written notice to the other Parties on or after the Long-Stop Date, provided in each case that such termination right may only be exercised if the failure to consummate Closing was not attributable to such terminating party’s actions or omissions and in particular its non-compliance with Section 6.5. If this Agreement is so terminated, it shall become null and void with respect to the rights and obligations of the terminating Party, provided that the Parties shall continue to be bound by the provisions of Sections 8.1, 8.4, 8.10, 8.12, 8.13 and 8.14. Such termination shall be without prejudice to any claims for damages or other remedies that the parties may have under this Agreement or applicable law.

8.16 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

8.17 Exclusivity. Each of the Warrantors hereby agrees that, unless otherwise agreed to by the Series F Investor, starting from the date of this Agreement until the Long-Stop Date or the Closing Date, whichever event shall first occur, no Warrantor shall, directly or indirectly, through any officer, director, agent of any Warrantor or otherwise, make, solicit, initiate, receive or encourage submission of any proposal or offer from any person (including any of its officers or employees) relating to any merger, consolidation, acquisition, or purchase of all or a material portion of the assets of, or any equity securities in any Group Company (a “Transaction Proposal”) other than from the Series F Investor with respect to the transactions contemplated in the Transaction Documents. The Warrantors shall immediately cease and cause to be terminated all ongoing contacts or negotiations, if any, with respect to any Transaction Proposal. The Warrantors shall promptly notify the Series F Investor if any Transaction Proposal, or any inquiry or contact with any person with respect thereto, is made and shall promptly provide the Series F Investor with such information regarding such Transaction Proposal, inquiry or contact as the Series F Investor may request.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GROUP COMPANIES

17 Education & Technology Group Inc.		Shanghai Hexu Information Technology Co., Ltd. (上海合煦信息科技有限公司) (Seal)

By:	/s/ LIU Chang	By:	/s/ LIU Chang

Name:	LIU Chang	Name:	LIU Chang
Title:	Director	Title:	Legal Representative

Sunny Education (HK) Limited		Beijing Jin Wen Lang Science Technology Co., Ltd. (北京金闻朗科技有限公司) (Seal)

By:	/s/ LIU Chang	By:	/s/ LIU Chang

Name:	LIU Chang	Name:	LIU Chang
Title:	Director	Title:	Legal Representative

Shanghai Yiqi Zuoye Information Technology Co., Ltd. (上海一起作业信息科技有限公司) (Seal)		Beijing Yiqi Science Technology Co., Ltd. (北京一起科技有限公司) (Seal)

By:	/s/ LIU Chang	By:	/s/ LIU Chang

Name:	LIU Chang	Name:	LIU Chang
Title:	Legal Representative	Title:	Legal Representative

Signature Page to Series F Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GROUP COMPANIES

Beijing Yiqi Education & Technology Co., Ltd. (北京一起教育科技有限责任公司) (Seal)		Beijing Haidian District Yiqi Education Training School (北京市海淀区一起教育培训学校) (Seal)

By:	/s/ LIU Chang	By:	/s/ XIAO Dun
Name:	LIU Chang	Name:	XIAO Dun
Title:	Legal Representative	Title:	Legal Representative

Beijing Yiqi Education Information Consultation Co., Ltd. (北京一起教育信息咨询有限责任公司) (Seal)		Shang Li Qi Di Education Technology (Tianjin) Co., Ltd. (尚立启迪教育科技（天津）有限公司) (Seal)

By:	/s/ LIU Chang	By:	/s/ LIU Xuhong
Name:	LIU Chang	Name:	LIU Xuhong
Title:	Legal Representative	Title:	Legal Representative

Qi Mai Information Technology (Shanghai) Co., Ltd. (启劢信息科技（上海）有限公司) (Seal)

By:	/s/ XIAO Dun
Name:	XIAO Dun
Title:	Legal Representative

Signature Page to Series F Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

MANAGEMENT

/s/ XIAO Dun
XIAO Dun (肖盾)

/s/ LIU Chang
LIU Chang (刘畅)

Signature Page to Series F Share Purchase Agreement

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

SERIES F INVESTOR

CL LION INVESTMENT III LIMITED

By:	/s/ Nie Lei

Name:	Nie Lei
Title:	Director

Schedule A

SCHEDULE A

SCHEDULE OF MANAGEMENT AND KEY EMPLOYEES

Schedule A

SCHEDULE B

CAPITALIZATION TABLE OF THE COMPANY

Schedule B

Schedule B-1

List of Series F Investor

Schedule B

Schedule B-2

Cap Table of the Company immediately prior to the Closing

Schedule B

Schedule B-3

Cap Table of the Company immediately after the Closing

Schedule B

SCHEDULE C

DISCLOSURE SCHEDULE

Schedule C

SCHEDULE D

LIST OF CONTROL DOCUMENTS

Schedule D

SCHEDULE E

NOTICES

Schedule E

Schedule 5.10(a)

Schedule 5.10(a)

EXHIBIT A

FORM OF SHAREHOLDERS AGREEMENT

Exhibit A

EXHIBIT B

FORM OF RESTATED ARTICLES

Exhibit B

EXHIBIT C

FORM OF CONSENT AND WAIVER LETTER OF REQUISITE SHAREHOLDER

Exhibit C